Exhibit 99.1

June 3, 2010
FOR IMMEDIATE RELEASE

CONTACT:	Thomas F. Prisby, Chairman of the Board and Chief Executive Officer 219-836-2960

CFS Bancorp, Inc. Names Jerry A. Weberling Executive Vice President
and Chief Financial Officer

MUNSTER, IN – June 3, 2010 – CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company) today named veteran Chicago banker Jerry A. Weberling, 58, Executive Vice President and Chief Financial Officer (CFO) of the Company and its wholly-owned subsidiary Citizens Financial Bank, effective immediately. Weberling replaces Charles V. Cole, who has resigned to pursue other interests.

Weberling previously served as Senior Executive Vice President and CFO for MAF Bancorp, Inc. and Mid America Bank, FSB, a publicly traded $10.5 billion (asset) savings bank with 82 branches in Illinois and Wisconsin.

“We are pleased to welcome Jerry to the CFS Bancorp team,” said Thomas F. Prisby, Chairman & CEO of CFS Bancorp, Inc. “Jerry’s extensive experience in providing strategic financial leadership will help facilitate the execution of our strategic growth and diversification plan. We have great confidence in his ability to immediately assume leadership of key financial reporting, accounting, and finance functions. Furthermore, we believe Jerry’s experience in mergers and acquisitions, capital raising, and investor relations will serve us well as we consider opportunities in the marketplace.”

During Weberling’s 23-year career at MAF Bancorp, he rose through positions of increasing responsibility. He was named Vice President and Controller in 1984, Senior Vice President and CFO in 1990, and served as Senior Executive Vice President and CFO at the time of MAF’s sale to National City Corporation in 2007. In addition, Weberling served on the boards of directors of MAF Bancorp and Mid America Bank from 1998 to 2007. Prior to joining MAF, Weberling was a Senior Manager at KPMG LLP in the savings and loan, real estate, and mortgage banking practices.

A graduate of Northern Illinois University, Weberling is a Certified Public Accountant. He is a member of the AICPA, the Illinois CPA Society, and serves as a member of the College of DuPage Treasurer’s advisory committee. He resides in Darien, IL.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank. Citizens Financial Bank is an independent bank focusing its people, products, and services on helping individuals, businesses, and communities be successful. The Bank has 23 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana. The Company’s website can be found at www.citz.com.

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